Exhibit 10.32
ARMSTRONG RESOURCE PARTNERS, L.P.
RESTRICTED UNIT AWARD AGREEMENT
     This Restricted Unit Award Agreement (the “Agreement”) is made this 1st day of October, 2011 (the “Effective Date”), between ARMSTRONG RESOURCE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and J. Hord Armstrong III (“Grantee”).
WHEREAS, Grantee provides services directly and indirectly to the Partnership;
     WHEREAS, the Partnership desires to afford Grantee the opportunity to acquire restricted partnership interests in the Partnership; and
     WHEREAS, capitalized terms used herein and not otherwise defined shall have those meanings assigned to them in the Amended and Restated Agreement of Limited Partnership dated October 1, 2011 (the “Partnership Agreement”);
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
     1. Grant of Award. Subject to Grantee’s execution of the Addendum Agreement (as defined in the Partnership Agreement) and, if applicable, Grantee’s spouse’s execution of the spousal consent (as set forth in the Partnership Agreement), the Partnership hereby grants to Grantee as of the Effective Date an aggregate of 22,500 Units, such number of Units being subject to adjustment as provided in Paragraph 7 hereof, and on the terms and conditions herein set forth. The Units granted pursuant to this Agreement are granted as restricted partnership units and are subject to vesting and forfeiture as provided herein (the “Restricted Units”).
     2. Restricted Period. Except as otherwise provided in Paragraph 5(b) and Paragraph 6, 100% of the Restricted Units shall vest on March 31, 2012; provided that Grantee has continually provided services to the Partnership or any of its Affiliates commencing on the Effective Date through March 31, 2012.
     3. Notation of Units. The Restricted Units are uncertificated. The Restricted Units will be recorded on the books and records of the Partnership and are considered as held by the Partnership in escrow for Grantee’s benefit until such time as the Restricted Units are either forfeited by Grantee to the Partnership or the restrictions thereon terminate as set forth in this Agreement. If the restrictions terminate as set forth in this Agreement, the books and records of the Partnership will be changed to reflect the release of the Restricted Units from escrow to Grantee.
     4. Forfeiture. All Restricted Units granted pursuant to this Agreement that have not vested in accordance with Paragraph 2, Paragraph 5(b) or Paragraph 6, as the case may be, shall be forfeited to the Partnership upon the date Grantee is no longer providing services to the Partnership or any of its Affiliates on a continuing basis, and such forfeiture shall be reflect on the books and records of the Partnership.
[Signature Page to Armstrong Resource Partners, L.P.
Restricted Unit Award Agreement]

5.	Taxes.
(a)	Grantee shall elect, within 30 days of the Effective Date and on notice to the Partnership, to realize income for federal income tax purposes equal to the fair market value of the Restricted Units on the Effective Date by making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. In such event, Grantee shall make arrangements satisfactory to the Partnership (or the appropriate Affiliate of the Partnership) to pay at the time required by applicable law any federal, state or local taxes required to be withheld with respect to such Restricted Units.
(b)	Upon Grantee making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, as contemplated by subparagraph (a) of this Paragraph 5, Grantee shall deliver to the Partnership (or the appropriate Affiliate of the Partnership) that number (or fraction thereof) of Restricted Units, valued at the fair market value of such Units at the time of such delivery, to satisfy the obligation of Grantee under subparagraph (a), and such Restricted Units delivered to the Partnership (or the appropriate Affiliate of the Partnership) shall be deemed fully vested.

(c)	Any provision of this Agreement to the contrary notwithstanding, if Grantee does not satisfy his obligations under subparagraphs (a) or (b) of this Paragraph 5, the Partnership (or the appropriate Affiliate of the Partnership) shall, to the extent permitted by law, have the right to deduct from any payments made under this Agreement or the Partnership Agreement, including withholding from the Restricted Units, regardless of the form of such payment, or from any other compensation payable to Grantee, whether or not pursuant to this Agreement or the Partnership Agreement and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Units.
6.	Acceleration of Vesting Date.

(a)	Notwithstanding the provisions of Paragraph 2 above relating to the vesting period, all of the outstanding Restricted Units shall be fully vested upon (i) a Change of Control, (ii) the closing of the first underwritten public offering of the Units (or other securities issued by the Partnership or any successor to the Partnership) that is pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of any Units (or other Partnership Securities) to the public for the Partnership’s account, (iii) the closing of a private placement of Units (or other Partnership securities) pursuant to Rule 144A under the Securities Act of 1933, as amended, for the Partnership’s account; provided that Grantee has continually provided services to the Partnership or any of its Affiliates commencing on the Effective Date through the closing date of the transactions described in clauses (i), (ii) or (iii) of this Paragraph 6(a), or (iv) the involuntary cessation of Grantee’s provision of services to the Partnership or any of its Affiliates for reason other than Cause.

(b)	For purposes of this Agreement a “Change of Control” shall mean any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) together with such person or its affiliates, becoming the owner, directly or indirectly, of 51% or more of the total fair market value or total voting power of the Partnership; provided that if one or more persons acting as a group currently owns more than 51% of the Partnership, the acquisition of additional partnership Units by the same person or persons is not considered to cause a Change in Control.

(c)	For purposes of this Agreement, “Cause” shall mean:
(i)	the failure by Grantee to substantially perform his duties for the Partnership or its Affiliates (other than any such failure resulting from Grantee’s Disability);

(ii)	any misconduct in the course and scope of Grantee’s provision of services, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of employees or third parties, abuse of alcohol or controlled substances or other violations of rules and policies implemented by the Partnership or any of its Affiliates;

(iii)	Grantee’s conviction of a felony or other crime involving moral turpitude; or

(iv)	any material breach or violation of any agreement between Grantee, on the one hand, and the Partnership or any of its Affiliates, on the other hand, including, without limitation, the Partnership Agreement.
(d)	For purposes of this Agreement, a “Disability” shall be deemed to have occurred when:
(i)	Grantee is determined to be eligible to receive long-term disability benefits under either Social Security or the long-term disability plan, if any, of his employer;
(ii)	the Partnership, upon the written report of a qualified physician designated by the Partnership or its insurers, shall have determined (after a complete physical examination of Grantee at any time after he has been absent from his performance of services for the Partnership or any of its Affiliates for a period of at least 120 calendar days since the date of this Agreement), that Grantee has become physically and/or mentally incapable of performing his essential services with or without reasonable accommodation as required by law; or

(iii)	Grantee is otherwise unable for a continuous period of 180 calendar days to perform his essential services with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).
(e)	The determination of whether Cause or a Disability exists shall be made by the Partnership in its good faith and sole discretion and shall be conclusive. If the Partnership believes that Cause exists for terminating Grantee’s services and forfeiting all unvested Restricted Units, it shall give Grantee written notice of the acts or omissions constituting Cause, and no termination of services and related forfeiture of unvested Restricted Units shall be effective unless and until Grantee fails to cure such acts or omissions within 10 calendar days after receiving such notice, unless such acts or omissions cannot reasonably be cured within such 10 day period.
     7. Adjustments of Units Subject to Award. If any Units shall at any time be changed or exchanged by reason of reorganization, merger, consolidation or recapitalization, then the aggregate number of Restricted Units subject to this Agreement shall be automatically adjusted such that Grantee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Company shall be final, binding and conclusive. Units distributed in connection with or resulting from any such adjustment with respect to Restricted Units that have not yet vested shall enjoy the same privileges and be subject to the same restrictions pursuant to this Agreement that are applicable to the related Restricted Units.
     8. No Contract for Employment. Notwithstanding anything to the contrary contained herein, this Agreement does not constitute a contract for employment and shall not affect the right of the Partnership or any of its Affiliates to terminate Grantee’s services for any reason whatsoever or for no reason.
     9. Restrictions on Transfer. None of the Restricted Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting. Upon vesting, the Restricted Units are subject to the restrictions on transfer set forth in the Partnership Agreement, the terms of which are incorporated herein by reference.
     10. Rights as Partner. Grantee shall be the record owner of the Restricted Units until or unless such Restricted Units are forfeited pursuant to Paragraph 4 hereof, and as record owner shall be entitled to the rights and subject to all of the obligations of a partner of the Partnership subject to the terms and conditions of the Partnership Agreement. Without limiting the generality of the foregoing, prior to vesting (i) Grantee shall not be entitled to any voting rights with respect to the Restricted Units, and (ii) the Restricted Units shall be subject to the limitations on transfer set forth in Paragraph 9 hereof. Grantee shall be entitled to receive and retain all cash dividends or cash distributions that may be paid with respect to the Restricted Units.
     11. Restriction on Issuance of Partnership Interest. The Partnership shall not be required to issue Units covered by this Agreement prior to the obtaining of any approval from any governmental agency that the Partnership shall, in its sole discretion, determine to be necessary or advisable, and the completion of any registration or other qualification of such Units or their offering or sale under any state or federal law or ruling or regulations of any governmental body that the Partnership shall, in its sole discretion, determine to be necessary or advisable. In addition, if the offering and sale of Units reserved for issuance pursuant to this Agreement shall not then be registered under the Securities Act of 1933, as amended, the Partnership may, upon Grantee’s receipt of Units issued pursuant to this Agreement, require Grantee or his permitted transferee to represent in writing that the Units being acquired are for investment and not with a view to distribution.
     12. Acknowledgment. Grantee acknowledges that Thompson & Knight LLP has not represented Grantee in connection with the preparation and negotiation of this Agreement, and such counsel shall owe no duties directly to Grantee. Grantee confirms that Grantee has been advised to consult with Grantee’s own attorney regarding legal matters concerning the Partnership and to consult with independent tax advisors regarding the tax consequences of receiving the Restricted Units.
     13. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.
     14. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Partnership may change or modify this Agreement without Grantee’s consent or signature if the Partnership determines, in its sole discretion, that such change or modification is necessary or desired for purposes of compliance with or exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or other guidance issued thereunder.
     15. Governing Instrument and Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.
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[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hareto have executed this Agreement as of the Effective Date.

ARMSTRONG RESOURSE PARTNERS, L.P.
By:	Elk Creek GP LLC, its General Partner

By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President

GRANTEE:
/s/ J. Hord Armstrong
J. Hord Armstrong, III

[Signature Page to Armstrong Resource Partners, L.P.
Restricted Unit Award Agreement]